ACCESSION NUMBER:		0000936392-98-001295
CONFORMED SUBMISSION TYPE:	NT 10-K
PUBLIC DOCUMENT COUNT:		1
CONFORMED PERIOD OF REPORT:	20020630
FILED AS OF DATE:			20020927
SROS:					NONE

FILER:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			WORLD TRANSPORT AUTHORITY, INC.
		CENTRAL INDEX KEY:			0001028130
		STANDARD INDUSTRIAL CLASSIFICATION:	MOTOR VEHICLES & PASSENGER CAR
BODIES [3711]
		IRS NUMBER:				931202663
		FISCAL YEAR END:			0630

	FILING VALUES:
		FORM TYPE:				NT 10-K
		SEC ACT:
		SEC FILE NUMBER:			000-23693
		FILM NUMBER:			98716496

	BUSINESS ADDRESS:
		STREET 1:				140 W. PARK AVENUE, SUITE 219
		CITY:					EL CAJON
		STATE:				CA
		ZIP:					92020
		BUSINESS PHONE:			6195932440

	MAIL ADDRESS:
		STREET 1:				140 W/ PARK AVENUE, SUITE 219
		CITY:					EL CAJON
		STATE:				CA
		ZIP:					92020


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  FORM 12B-25


                          NOTIFICATION OF LATE FILING

  (Check One)    [X] Form 10-K    [ ] Form 20-F    [ ] Form 11-K  [ ]  Form 10-Q
[ ] Form N-SAR

For Period Ended:   June 30, 2002
      -------------------------------------------------------------

[ ]  Transition Report on Form 10-K     [ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F     [ ]  Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K

For the Transition Period Ended:
             ------------------------------------------------


  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.


     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
--------------------------------------------------------------------------------

                        PART I.  REGISTRANT INFORMATION

Full name of registrant		World Transport Authority, Inc.
                       ---------------------------------------------------------
Former name if applicable	Composite Automobile Research, Ltd.
                       ---------------------------------------------------------

Address of principal executive office (street and number)
                                                         -----------------------
  		                140 W. Park Avenue, Suite 219
--------------------------------------------------------------------------------

City, State and Zip Code    El Cajon, CA  92020
                         -------------------------------------------------------

                       PART II.  RULE 12B-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check where appropriate.)

[X]   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without reasonable effort or expense;

[ ]   (b) The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date;
or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]	(c) The accountant's statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.

                              PART III.  NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

     Auditors of registrant need additional time in order to prepare a complete and accurate audit.

                          PART IV.  OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

  Lyle Wardrop                      619                    593-2440
---------------------------------------------------------------------------
    (Name)                      (Area code)           (Telephone number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                            [X] Yes  [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                            [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

 	                  World Transport Authority, Inc.
---------------------------------------------------------------------------
                  (Name of Registrant as Specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    9/27/02                        By:  /s/ LYLE WARDROP
     ------------------                     -----------------------
                                    Title:   President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEC 18 U.S.C. 1001).

                                   GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240, 12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington D.C. 20549, in accordance with Rule 0-3 of the
General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (sec 232.201 or sec 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (sec 232.13(b) of this chapter).